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                                                                    EXHIBIT 99.1

PRESS RELEASE

PENN NATIONAL GAMING AND SHOWBOAT DEVELOPMENT COMPANY SETTLE ALL
OUTSTANDING LITIGATION

SHOWBOAT DEVELOPMENT WITHDRAWS PENNSYLVANIA SUIT

WYOMISSING, Penn.--(BUSINESS WIRE)--March 28, 2002--Penn National Gaming, Inc. (Nasdaq:PENN - news) and Showboat Development Company announced today that they have agreed to settle all of their outstanding litigation including any rights Showboat alleged to have had relative to Penn National's Charles Town Races property in West Virginia.

Under the settlement, Penn National will make a one-time payment of $1 million to Showboat Development. As required by Generally Accepted Accounting Principles, Penn National will recognize the payment in the fourth quarter 2001 and adjust fourth quarter and full year 2001 earnings, as reported February 4, 2002, by $650,000 (after-tax) or $0.04 per share.

Under the terms of the settlement, Showboat Development Company has withdrawn its lawsuit in the United States District Court for the Eastern District of Pennsylvania against Penn National which in summary claimed that Penn National's operation of its Charles Town Races property in West Virginia constitutes the operation of a casino, thereby triggering an option Showboat held to manage a casino at the facility.

Penn National Gaming owns and operates Charles Town Races in Charles Town, West Virginia, which presently features 2,000 gaming machines; two Mississippi casinos, the Casino Magic hotel, casino, golf resort and marina in Bay St. Louis and the Boomtown Biloxi casino in Biloxi; and the Casino Rouge, a riverboat gaming facility in Baton Rouge, Louisiana. Penn National also owns two racetracks and eleven off-track wagering facilities in Pennsylvania and the racetrack at Charles Town Races in West Virginia, and operates the Casino Rama, a gaming facility located approximately 90 miles north of Toronto, Canada, pursuant to a management contract.

Contact:

     Penn National Gaming
     William J. Clifford, 610/373-2400
        or
     Jaffoni & Collins Incorporated
     Joseph N. Jaffoni, 212/835-8500
     penn@jcir.com